Amendment No. 1
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated September 15, 2021
among
Empowered Funds, LLC, Orcam Financial Group, LLC, and EA Series Trust (f/k/a Alpha Architect ETF Trust)
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Fund	Fee
Defined Duration 10 ETF (f/k/a The Discipline Fund ETF)	0.13%*
* Effective November 5, 2025 (or such other date determined by the officers of the Trust), the Fund’s sub-advisory fee is reduced from 0.20% to 0.13%.
IN WITNESS WHEREOF, the parties hereto have this Amendment to be executed by their duly authorized officers on October 10, 2025.

EMPOWERED FUNDS, LLC By: /s/ Sean Hegarty Name: Sean Hegarty Title: Chief Operating Officer	EA SERIES TRUST (f/k/a Alpha Architect ETF Trust) By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Secretary & Vice President
ORCAM FINANCIAL GROUP, LLC By: /s/ Cullen Roche Name: Cullen Roche Title: Chief Investment Officer